As filed with the Securities and Exchange Commission on October 13, 2016

Registration No. 333- 196460

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8 REGISTRATION STATEMENT NO. 333-196460;

UNDER THE SECURITIES ACT OF 1933

PERNIX GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	151 E. 22nd Street Lombard, Illinois 60148 Telephone: (630) 620-4787 Facsimile: (630) 620-4753 (Address of Principal Executive Offices)	36-4025775 (I.R.S. Employer Identification No.)

PERNIX GROUP, INC. 2012 INCENTIVE STOCK OPTION PLAN

PERNIX GROUP, INC. 2013 INCENTIVE STOCK OPTION PLAN

PERNIX GROUP, INC. 2013 LONG TERM INCENTIVE PLAN

Nidal Z. Zayed

President and Chief Executive Officer

Pernix Group, Inc.

151 E. 22nd Street

Lombard, Illinois 60148

Telephone:  (630) 620-4787

Facsimile:  (630) 620-4753

(Name, address and telephone numbers,

including area code, of agent for service)

Copy to:

David J. Kaufman, Esq.

Thompson Coburn LLP

55 East Monroe Street

Chicago, Illinois  60603

Telephone:  (312) 580-2342

Facsimile:  (312) 580-2201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

____________________

TERMINATION OF REGISTRATION

 This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement of Pernix Group, Inc., a Delaware corporation (the “Registrant”), on Form S-8 (the “Registration Statement”):

•Registration Statement No. 333-196460, filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2014, registering the offer and sale of an aggregate of 2,285,000 shares of the Registrant’s common stock, $.01 par value (“Common Stock”), for sale to participants under the Pernix Group, Inc. 2012 Incentive Stock Option Plan, the Pernix Group, Inc. 2013 Incentive Stock Option Plan, the Pernix Group, Inc. 2013 Long Term Incentive Plan, and the Pernix Group, Inc. Employee Incentive Plan.

 The Registrant is in the process of terminating its reporting obligation under the Securities Exchange Act of 1934.  As a result, the offering under the Registration Statement has been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under any of the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time, if any.

SIGNATURES

 The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on October 13, 2016.

PERNIX GROUP, INC.
By:	/s/
Nidal Z. Zayed President and Chief Executive Officer

No other person is required to sign this Post−Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.